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                      May 27, 2021

       Takumi Kitamura
       Executive Managing Director and Chief Financial Officer
       Nomura Holdings, Inc.
       9-1 Nihonbashi 1-chome
       Chuo-ku, Tokyo 103-8645
       Japan

                                                        Re: Nomura Holdings,
Inc.
                                                            Form 20-F for the
Fiscal Year Ended March 31, 2020
                                                            Filed June 30, 2020
                                                            File No. 001-15270

       Dear Mr. Kitamura:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Finance